Exhibit 99.1

FOR IMMEDIATE RELEASE

MTR GAMING GROUP RECEIVES OHIO GAMING LICENSE

Chester, WV — January 25, 2012 — MTR Gaming Group, Inc. (NasdaqGS: MNTG) today announced that it has received its license to install and operate video lottery terminals (“VLTs”) at its Scioto Downs racetrack and has submitted its initial $10 million license fee.

With the license secured, the Company will continue its construction of the new facility at Scioto Downs, which will have a beneficial impact on the Columbus, Ohio area in terms of entertainment, significant job opportunities and economic growth.  The Company anticipates opening the new facility in the second quarter of 2012.

“We are very excited to be granted our Ohio license and have already started construction on a first-class facility that will drive significant long-term stockholder value for the Company and over 800 new jobs for Columbus,” said Jeffrey J. Dahl, President and Chief Executive Officer of MTR Gaming Group, Inc. “We would like to thank the Ohio Lottery Commission for their professionalism and diligence, and look forward to working hand-in-hand with the Lottery and Racing Commissions and the people of Columbus as we prepare for the grand opening of the new facility.  It will be something of which Columbus can be very proud.”

Construction of the facility started in December 2011 and enclosure of the facility should be completed before the end of January. Scioto Downs will open with 2,125 VLTs and is permitted to increase that number to as many as 2,500.  Additionally, there will be a 300-seat buffet, a 100-seat casual dining restaurant, an 82-seat bar/lounge with high-tech sound and lights, and will offer a variety of entertainment options.  The racetrack will also benefit from a variety of improvements.

“This is a very exciting time for the MTR team at the new Scioto Downs Racetrack & Casino,” said Joseph Billhimer, Executive Vice President and Chief Operating Officer for the Company.  “We look forward to enhancing the racing experience and to providing a unique gaming and entertainment option for the greater Columbus area.”

The Company recently installed a webcam at the Scioto Downs site — to follow the construction of the facility, please visit http://www.sciotodowns.com/ and click on the construction webcam link.

About MTR Gaming Group

MTR Gaming Group, Inc. is a hospitality and gaming company that through subsidiaries owns and operates Mountaineer Casino, Racetrack & Resort in Chester, West Virginia;

Presque Isle Downs & Casino in Erie, Pennsylvania; and Scioto Downs in Columbus, Ohio. For more information, please visit www.mtrgaming.com.

Forward-Looking Statements

Except for historical information, this press release contains forward-looking statements.  Such statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect. Those risks and uncertainties include factors described in the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not intend to update publicly any forward-looking statements, except as may be required by law. The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

For Additional Information, Please Contact:

MTR Gaming Group, Inc.

www.mtrgaming.com

John W. Bittner, Jr.

Executive Vice President and Chief Financial Officer

(724) 933-8122

jbittner@mtrgaming.com

Fred A. Buro

Vice President and Chief Marketing Officer

724-933-8122

fburo@pidowns.com